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                                                                    Exhibit 24.2


                     [Letterhead of Ray, Quinney & Nebeker]

                              February 13, 1997

First Security Bank, N.A.
79 South Main Street
Salt Lake City, Utah  84111

          Re:  Registration Statement on Form S-1
               Registration No. 333-18089

Ladies and Gentlemen:

      We are members of the Bar of the State of Utah and have acted as counsel to First Security Bank, N.A. ("First Security") in connection with (a) the transfer and assignment of a pool of certain motor vehicle retail installment sale contracts (the "Receivables") by First Security to Bankers Trust Company, as Trustee (the "Trustee") for the First Security Auto Grantor Trust 1997-A (the "Trust") to be formed pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") by and among First Security, as seller and servicer and the Trustee, in exchange for the issuance by the Trust of ___% Asset Backed Certificates, Class A (the "Class A Certificates") and ___% Asset Backed Certificates, Class B (the "Class B Certificates" and together with the Class A Certificates, and (b) the sales of the Certificates to the several underwriters (the "Underwriters") to be party to an underwriting agreement (the "Underwriting Agreement") by and among First Security and J. P. Morgan Securities Inc. and First Chicago Capital Markets, as representatives of the Underwriters.

      In connection with our engagement, we consent to the reference to Ray, Quinney and Nebeker under the caption "Legal Matters" in the Prospectus included in the above-referenced Registration Statement.


                                        Very truly yours,

                                        /s/ A. Robert Thorup

                                        A. Robert Thorup